UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECUIRTIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission file number of issuing entity: 333-131356-08

USAA AUTO OWNER TRUST 2008-3
(Exact name of issuing entity as specified in its charter)

Commission file number of registrant: 333-131356

USAA ACCEPTANCE, LLC
(Exact name of registrant as specified in its charter)

USAA FEDERAL SAVINGS BANK
(Exact name of sponsor as specified in its charter)

     USAA Acceptance, LLC
One Rodney Square
920 King Street, 1st Floor
Wilmington, Delaware 19801
(302) 888-7536
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

     USAA Auto Owner Trust 2008-3
3.58% Asset Backed Notes, Class A-2
4.28% Asset Backed Notes, Class A-3
4.71% Asset Backed Notes, Class A-4

(Title of each class of securities covered by this Form)

None.
(Titles of all other classes of securities for which a duty
to file reports under section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g – 4(a)(1)	☐	Rule 12h – 3(b)(1)(i)	☐
Rule 12g – 4(a)(2)	☐	Rule 12h – 3(b)(2)(ii)	☐
		Rule 15d – 6	☒
Approximate number of holders of record as of the certification or notice date:

3.58% Asset Backed Notes, Class A-2	18
4.28% Asset Backed Notes, Class A-3	26
4.71% Asset Backed Notes, Class A-4	9

      Pursuant to the requirements of the Securities Exchange Act of 1934, USAA Acceptance, LLC, as registrant, and USAA Auto Owner Trust 2008-3 have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

USAA ACCEPTANCE, LLC, as
Registrant

By: /s/ Michael J. Broker
Mr. Michael J. Broker
Vice President and Secretary

USAA AUTO OWNER TRUST 2008-3

	By:	USAA Federal Savings Bank,
as Servicer

By: /s/ Michael J. Broker
Mr. Michael J. Broker
Vice President, Banking Counsel and Assistant
Secretary

January 29, 2009